Exhibit 99.1

BDCA Venture Announces “Shareholder First” Initiative

Payment of Base Management Fees Deferred to Realization by Company of Net Capital Gains Equal to Two Times the Base Management Fee Due

Other Non-Investment Advisory Fee Operating Expenses to be Reduced by at Least 25% in 2015

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--November 6, 2014--BDCA Venture, Inc., a closed-end fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), announced today that it has launched a new initiative aimed at lowering operating costs and ensuring that non-incentive advisory compensation is more closely tied to investment performance.

This initiative, called “Shareholder First”, consists of two parts: 1) the deferral of the investment adviser’s management fees to a threshold level of net realized capital gains earned and 2) a target goal of at least a 25% reduction in non-investment advisory fee operating expenses in 2015.

Management Fee Deferral

Effective October 1, 2014 and through September 30, 2016, the Company’s investment adviser, BDCA Venture Adviser, LLC (the “Adviser”), has agreed to defer the payment of base management fees due to the Adviser unless and until the Company realizes net capital gains equal to two times the base management fees due. When determining the deferral amount, the base management fees and net realized capital gains will be calculated on a cumulative basis over the two year period. The Adviser may extend or modify the deferral prior to September 30, 2016 in its discretion.

25% Reduction in Non-investment Advisory Fee Operating Expenses

In addition to the creation of an effective “hurdle” with respect to net realized capital gains for the payment of base management fees, the Adviser has also begun an expense reduction initiative aimed at eliminating a minimum of 25% of non-investment advisory fee operating expenses, or approximately $500,000 annually beginning in 2015. This initiative will primarily be achieved through cost savings and other synergies realized with the Adviser and its affiliates that sponsor or manage other BDCs and alternative asset programs that are both private and publicly traded.

“With our “Shareholder First” initiative, we are taking a historic step in the BDC industry by ensuring that our shareholders will never pay a base management fee to our investment adviser unless we have first earned net realized capital gains equal to twice the amount of such management fee on a cumulative basis during the deferral period,” stated Pete Budko, principal of the Adviser. “Additionally, our expense reduction initiative demonstrates our continued focus on delivering higher shareholder returns by keeping the Company’s operating expenses to a minimum,” added Mr. Budko.

“Through our recent sale of the Company’s investment adviser to BDCA Adviser, LLC, we are now able to spread resources over a significantly larger asset management platform and thereby reduce the operating expense drag on the Company,” stated Timothy J. Keating, the President of BDCA Venture Adviser and the CEO of BDCA Venture, Inc. “We are also thrilled that the Adviser has staked out a thought leadership position with respect to driving down costs for the Company. Expenses are a crucial component of fund performance and the “Shareholder First” pledge further demonstrates the Adviser’s commitment to leading the charge. We anticipate that these initiatives, along with the recent announcement of our new investment objective focused on current income, will begin to build greater shareholder value as we move forward,” added Mr. Keating.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

To be added to BDCA Venture’s email distribution list to receive quarterly newsletters and other announcements, please visit our website at www.BDCV.com.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Andrew G. Backman, 917-475-2135
Investor Relations/Public Relations
abackman@rcscapital.com
or
Kristin A. Brown, 646-558-1181
Investor Relations
kbrown@rcscapital.com